Contact:	Robert Volke - SVP, Chief Financial Officer
Jason Freuchtel - Director, Investor Relations
(205) 380-7121

HIBBETT REPORTS SECOND QUARTER RESULTS

•Comparable Sales Increase 79.2%; YTD Comparable Sales Increase 22.2%
•Brick and Mortar Comparable Sales Increase 65.2%
•E-Commerce Sales Increase 212.2%
•GAAP Net Income Per Diluted Share of $2.38
•Adjusted Earnings Per Diluted Share of $2.95

BIRMINGHAM, Ala. (August 28, 2020) - Hibbett Sports, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, today provided financial results for its second quarter ended August 1, 2020, and business updates.

Mike Longo, President and Chief Executive Officer, stated, “Our business continued to generate significant momentum in a challenging business environment. Our resilient business model and dedicated team members delivered on our commitment of superior customer service with a compelling merchandise assortment. Our nearly 80% comparable sales results were driven by multiple factors, including pent-up consumer demand, temporary and permanent competitor store closures and government stimulus money. We believe that these circumstances yielded increased traffic to our stores and website and provided new customers the opportunity to experience our trademark service. As a result, we were able to deliver these exceptional results.”

Mr. Longo continued, “We believe our partnerships with our vendors have never been stronger. Our strategic focus on providing services to the underserved consumer is now more valued than ever by our partners.”

Finally, Mr. Longo added, “I am extremely proud of the Hibbett team and the strong results they were able to deliver. With the strength of our team and the changes to the competitive landscape, we are optimistic about our ability to continue to capitalize on existing and prospective opportunities in the second half of this fiscal year. We continue to take necessary steps to safeguard our customers and team members while providing a positive return for our shareholders. The Hibbett and City Gear brands are well positioned with our customers, and we are hopeful the momentum we have built is sustainable.”

Second Quarter Results

Net sales for the 13-week period ended August 1, 2020, increased 74.9% to $441.6 million compared with $252.4 million for the 13-week period ended August 3, 2019. Comparable sales increased 79.2%. Brick and mortar comparable sales increased 65.2%. E-commerce sales grew by 212.2% and represented 15.7% of total net sales for the second quarter compared to 8.6% in the prior year second quarter. We believe the increase in overall sales was positively impacted by pent-up consumer demand, temporary and permanent store closures by our competitors, and stimulus money which increased traffic to our stores and website.

Gross margin was 37.0% of net sales for the 13-week period ended August 1, 2020, compared with 30.3% of net sales for the 13-week period ended August 3, 2019. The approximate 670 basis point increase was driven by higher sell through, a reduction in inventory valuation reserves and leverage of store occupancy expenses. These impacts were slightly offset by a higher mix of e-commerce sales, which carries a lower margin due to incremental shipping costs. Excluding adjustments to our inventory valuation reserves in the current quarter, non-GAAP gross margin was 36.7% compared to non-GAAP gross margin of 30.3% in the prior year.

Store operating, selling and administrative (SG&A) expenses were 22.6% of net sales for the 13-week period ended August 1, 2020, compared with 31.8% of net sales for the 13-week period ended August 3, 2019. This decrease was the result of leverage gained from the strong sales performance. Excluding certain COVID-19 and City Gear acquisition and integration expenses, comparable SG&A expenses on a non-GAAP basis decreased approximately 920 basis points to 19.3% of net sales for the 13-week period ended August 1, 2020, from 28.5% of net sales for the 13-week period ended August 3, 2019. This decrease was also due to leverage from the significant sales increase.

Net income for the 13-week period ended August 1, 2020, was $40.4 million, or $2.38 per diluted share, compared with a net loss of $8.8 million, or $0.49 per share for the 13-week period ended August 3, 2019. On an adjusted basis, net income for the 13-week period ended August 1, 2020, was $50.0 million, or $2.95 per diluted share, compared with adjusted net loss for the 13-week period ended August 3, 2019 of $2.4 million, or $0.13 per share.

For the quarter, we opened three stores, rebranded four Hibbett stores to City Gear stores and closed eight stores, bringing the store base to 1,077 in 35 states as of August 1, 2020. Store closures primarily included underperforming stores.

We ended the second quarter of Fiscal 2021 with $217.8 million of available cash and cash equivalents on the unaudited condensed consolidated balance sheet. As of August 1, 2020, we had no debt outstanding and full availability under our $75.0 million secured credit facility.

Inventory at the end of the second quarter of Fiscal 2021 was $182.0 million, a 32.7% decrease compared to the prior year second quarter. The strong brick and mortar and e-commerce demand during the quarter was the main driver of the inventory reduction.

Fiscal Year-to-Date Results

Net sales for the 26-week period ended August 1, 2020, increased 19.4% to $711.4 million compared with $595.7 million for the 26-week period ended August 3, 2019. Comparable sales increased 22.2%. Brick and mortar comparable sales were up 8.9% and e-commerce sales increased 150.9%, representing 18.2% of total sales in the current year compared to 8.4% of total sales in the comparable period last year.

Gross margin was 33.4% of net sales for the 26-week period ended August 1, 2020, compared with 32.7% for the 26-week period ended August 3, 2019. Excluding year-to-date inventory reserve adjustments in the current year and City Gear acquisition costs incurred in the first half of the prior year, gross margin was 33.9% of net sales for the 26-week period ended August 1, 2020, compared with 32.9% of net sales for the 26-week period ended August 3, 2019.

SG&A expenses were 26.6% of net sales for the 26-week period ended August 1, 2020, compared with 25.9% of net sales for the 26-week period ended August 3, 2019. A large portion of this increase resulted from impacts related to the COVID-19 pandemic. This included first quarter expenses for non-cash intangible asset impairments triggered by a significant decrease in the market valuation of the Company and payroll costs to support team members at closed stores. On a non-GAAP basis, comparable SG&A expenses were 21.0% of net sales for the 26-week period ended August 1, 2020, compared with 24.2% of net sales for the 26-week period ended August 3, 2019.

Net income for the 26-week period ended August 1, 2020, was $25.1 million, or $1.50 per diluted share, compared to $19.1 million, or $1.05 per diluted share, for the 26-week period ended August 3, 2019. On an adjusted basis, net income for the 26-week period ended August 1, 2020, was $55.3 million, or $3.30 per diluted share, compared to $27.3 million, or $1.50 per diluted share, for the 26-week period ended August 3, 2019.

Fiscal 2021 Outlook

Due to the ongoing uncertainty from the COVID-19 pandemic, the recent expiration of enhanced unemployment benefits, the timing and length of the back-to-school season and the potential for additional government stimulus measures, we are providing limited guidance for the second half of Fiscal 2021.

Our expected financial results for the second half of Fiscal 2021 are influenced by several factors:
•We believe the increase in traffic into our stores in the second quarter was driven by pent-up demand, temporary closures of competitors and government stimulus payments. A significant portion of this traffic was the result of new customers. We expect to retain many of these customers which will drive sales growth.
•Permanent closures of competitors, which we believe is now beginning to take effect, will also drive sales volume and traffic increases as these competitors’ liquidation sales conclude.
•Accelerating consumer adoption of e-commerce, which we believe is likely a permanent change, will continue to benefit our omni-channel business.
•Our strong vendor relationships allow us to meet customer demand for fashion inspired athletic footwear, apparel and accessories both in-store and online.

Based on the considerations above, we forecast the following GAAP results for the second half of the Fiscal 2021 in comparison to the second half of Fiscal 2020:
•Comparable sales increases in the mid-single digits;
•Gross margin improvement of approximately 50 to 70 basis points;
•SG&A leverage of approximately 70 to 90 basis points; and
•Diluted earnings per share in the range of $0.85 to $1.00, assuming an effective tax rate of approximately 26.0% and a diluted share count of approximately 16.9 million.

Additionally, non-GAAP adjustments in the second half of Fiscal 2021 are not expected to be material.

Sole School Initiative

The Sole School initiative has been launched and over 80 high schools will be involved. The program includes product and monetary donations and is closely linked to high school athletics. Given the current COVID-19 environment, we are partnering with the selected schools to develop a virtual engagement plan that will protect the safety of the communities. A pilot program will begin in the third quarter of Fiscal 2021 with a full rollout expected by the second quarter of Fiscal 2022 that will align with the spring sports season.

Investor Conference Call and Simulcast

Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, August 28, 2020, to discuss second quarter results. The number to call for the live interactive teleconference is (212) 271-4615. A replay of the conference call will be available until September 4, 2020, by dialing (402) 977-9140 and entering the passcode, 21965525. A slide deck of supporting information that will be referenced during the call can be found at hibbett.com under the Investor Relations tab, or at https://hibbettsportsinc.gcs-web.com/.

The Company will also provide an online Web simulcast and rebroadcast of its second quarter conference call. The live broadcast of Hibbett’s quarterly conference call will be available online at www.hibbett.com under the Investor Relations tab on August 28, 2020, beginning at 10:00 a.m. ET. The online replay will follow shortly after the call and be available for replay for 30 days.

About Hibbett Sports, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with nearly 1,100 Hibbett Sports and City Gear specialty stores located in 35 states nationwide. Celebrating its 75th year, Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram, and Twitter.

About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted net income, earnings per share, gross margin, SG&A expenses and operating income or loss as a percentage of net sales. Management believes these non-GAAP financial measures are useful to investors to facilitate comparisons of our current financial results to historical operations and the financial results of peer companies, as they exclude the effects of items that may not be indicative of, or are unrelated to, our underlying operating results, such as expenses related to the COVID-19 pandemic, the acquisition of City Gear and our accelerated store closure plan in Fiscal 2020. The costs related to the COVID-19 pandemic include impairment charges of goodwill, tradename and other assets, change in the contingent earnout valuation, paid-not-worked labor costs net of related tax credits and lower of cost or market (LCM) inventory reserve charges. The costs related to the acquisition of City Gear include amortization of inventory step-up value, professional service fees, change in valuation of the contingent earnout, legal and accounting fees. Costs related to the strategic realignment plan included lease and equipment impairment costs, third party liquidation fees, store exit costs, and residual net lease costs and were specific to Fiscal 2020.

While our management uses these non-GAAP financial measures as a tool to enhance their ability to assess certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the sections titled “GAAP to Non-GAAP Reconciliation” that accompany this press release.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as our Fiscal 2021 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, the impact of the COVID-19 pandemic on our business and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, or performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises, including the COVID-19 pandemic, or other significant or catastrophic events; fluctuations in the costs of our products; acceleration of costs associated with the protection of the health of our employees and customers; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from acquisition, including our acquisition of City Gear, and other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Weeks Ended				26-Weeks Ended
	August 1, 2020		August 3, 2019		August 1, 2020		August 3, 2019
		% to Sales		% to Sales		% to Sales		% to Sales
Net sales	$441,607		$252,440		$711,445		$595,735
Cost of goods sold	278,010	63.0%	176,067	69.7%	473,701	66.6%	400,759	67.3%
Gross margin	163,597	37.0%	76,373	30.3%	237,744	33.4%	194,976	32.7%
Store operating, selling and administrative expenses	99,835	22.6%	80,334	31.8%	169,508	23.8%	154,373	25.9%
Goodwill impairment	—	—%	—	—%	19,661	2.8%	—	—%
Depreciation and amortization	7,484	1.7%	7,680	3.0%	14,354	2.0%	14,903	2.5%
Operating income (loss)	56,278	12.7%	(11,641)	(4.6)%	34,221	4.8%	25,700	4.3%
Interest expense (income), net	206	—%	(73)	—%	376	0.1%	(29)	—%
Income (loss) before provision for income taxes	56,072	12.7%	(11,568)	(4.6)%	33,845	4.8%	25,729	4.3%
Provision (benefit) for income taxes	15,717	3.6%	(2,790)	(1.1)%	8,777	1.2%	6,650	1.1%
Net income (loss)	$40,355	9.1%	$(8,778)	(3.5)%	$25,068	3.5%	$19,079	3.2%

Basic earnings (loss) per share	$2.44		$(0.49)		$1.52		$1.05
Diluted earnings (loss) per share	$2.38		$(0.49)		$1.50		$1.05

Weighted average shares outstanding:
Basic	16,535		17,906		16,540		18,107
Diluted	16,982		17,906		16,764		18,220

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	August 1, 2020	February 1, 2020	August 3, 2019
Assets
Cash and cash equivalents	$217,809	$66,078	$97,790
Inventories, net	182,035	288,011	270,563
Other current assets	19,922	18,423	14,285
Total current assets	419,766	372,512	382,638

Property and equipment, net	98,574	100,956	103,864
Operating right-of-use assets	222,896	229,155	218,443
Finance right-of-use assets, net	2,560	2,250	1,691
Goodwill	—	19,661	19,661
Tradename intangible asset	23,500	32,400	32,400
Deferred income taxes, net	15,161	8,996	6,846
Other noncurrent assets	4,386	3,829	4,068
Total assets	$786,843	$769,759	$769,611

Liabilities and Stockholders’ Investment
Accounts payable	$124,303	$131,662	$124,859
Operating lease liabilities	61,463	60,649	57,232
Credit facilities	—	—	17,000
Finance lease obligations	868	886	896
Accrued expenses	60,794	40,464	32,720
Total current liabilities	247,428	233,661	232,707

Long-term operating lease liabilities	188,593	190,699	184,927
Long-term finance lease obligations	1,994	1,704	1,149
Other noncurrent liabilities	3,149	14,712	10,883
Stockholders’ investment	345,679	328,983	339,945
Total liabilities and stockholders’ investment	$786,843	$769,759	$769,611

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Weeks Ended		26-Weeks Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Sales Information
Net sales increase	74.9%	19.6%	19.4%	22.6%
Comparable sales increase	79.2%	0.3%	22.2%	3.1%

Store Count Information
Beginning of period	1,078	1,144	1,081	1,163
New stores opened	3	2	6	5
Rebranded stores	4	2	6	4
Stores closed	(8)	(40)	(16)	(64)
End of period	1,077	1,108	1,077	1,108

Estimated square footage at end of period (in thousands)	6,069	6,239

Balance Sheet Information
Average inventory per store	$169,020	$244,190

Share Repurchase Information
Shares purchased under our Program	—	429,964	428,018	659,964
Cost (in thousands)	$—	$8,945	$9,748	$13,745
Settlement of net share equity awards	4,061	—	34,956	29,432
Cost (in thousands)	$59	$—	$483	$555

HIBBETT SPORTS, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)

	13-Week Period Ended August 1, 2020
	GAAP Basis (As Reported)	Acquisition(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$278,010	$—	$(1,353)	$279,363	63.3%
Gross margin	$163,597	$—	$(1,353)	$162,244	36.7%
SG&A expenses	$99,835	$3,493	$11,309	$85,033	19.3%
Operating income	$56,278	$3,493	$9,956	$69,727	15.8%
Provision (benefit) for income taxes	$15,717	$979	$2,791	$19,487	4.4%
Net income	$40,355	$2,514	$7,166	$50,035	11.3%

Diluted earnings per share	$2.38	$0.15	$0.42	$2.95

1) Excluded acquisition amounts during the 13-week period ended August 1, 2020, related to the acquisition of City Gear, LLC consist primarily of change in valuation of contingent earnout and accounting and professional fees.
2) Excluded amounts during the 13-week period ended August 1, 2020, related to the COVID-19 pandemic consist primarily of non-cash LCM reserve charges in cost of goods sold, paid-not-worked salaries net of related tax credits in SG&A and reversal of the change in valuation of contingent earnout recorded during the 13-week period ended May 2, 2020.

	13-Week Period Ended August 3, 2019
	GAAP Basis (As Reported)	Acquisition(1)	Strategic Realignment(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$176,067	$—	$—	$176,067	69.7%
Gross margin	$76,373	$—	$—	$76,373	30.3%
SG&A expenses	$80,334	$7,553	$892	$71,889	28.5%
Operating (loss) income	$(11,641)	$7,553	$892	$(3,196)	(1.3)%
(Benefit) provision for income taxes	$(2,790)	$1,822	$215	$(753)	(0.3)%
Net (loss) income	$(8,778)	$5,731	$677	$(2,370)	(0.9)%

Diluted (loss) earnings per share	$(0.49)	$0.32	$0.04	$(0.13)

1) Excluded acquisition costs represent costs incurred during the 13-week period ended August 3, 2019, related to the acquisition of City Gear, LLC and consists primarily of change in valuation of contingent earnout and legal, accounting and professional fees.
2) Excluded strategic realignment amounts during the 13-week period ended August 3, 2019, related to our accelerated store closure plan and consist of professional fees, loss on fixed assets and impairment costs net of reductions in lease liabilities related to accelerated store closures.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)

	26-Week Period Ended August 1, 2020
	GAAP Basis (As Reported)	Acquisition(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$473,701	$—	$3,736	$469,965	66.1%
Gross margin	$237,744	$—	$3,736	$241,480	33.9%
SG&A expenses	$169,508	$4,147	$15,743	$149,618	21.0%
Goodwill impairment	$19,661	$—	$19,661	—	—%
Operating income	$34,221	$4,147	$39,140	$77,508	10.9%
Provision for income taxes	$8,777	$1,183	$11,903	$21,863	3.1%
Net income	$25,068	$2,964	$27,237	$55,270	7.8%

Diluted earnings per share	$1.50	$0.18	$1.62	$3.30

1) Excluded acquisition amounts during the 26-week period ended August 1, 2020, related to the acquisition of City Gear, LLC consist primarily of change in valuation of contingent earnout and accounting and professional fees.
2) Excluded amounts during the 26-week period ended August 1, 2020, related to the COVID-19 pandemic consist primarily of non-cash LCM reserve charges in cost of goods sold and impairment (goodwill, tradename and other assets) costs and paid-not-worked salaries net of related tax credits in SG&A.

	26-Week Period Ended August 3, 2019
	GAAP Basis (As Reported)	Acquisition(1)	Strategic Realignment(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$400,759	$956	$—	$399,803	67.1%
Gross margin	$194,976	$956	$—	$195,932	32.9%
SG&A expenses	$154,373	$8,287	$1,846	$144,240	24.2%
Operating income	$25,700	$9,243	$1,846	$36,789	6.2%
Provision for income taxes	$6,650	$2,389	$477	$9,516	1.6%
Net income	$19,079	$6,854	$1,369	$27,302	4.6%

Diluted earnings per share	$1.05	$0.38	$0.08	$1.50

1) Excluded acquisition costs represent costs incurred during the 26-week period ended August 3, 2019, related to the acquisition of City Gear, LLC and consists primarily of change in valuation of contingent earnout, amortization of inventory step-up and legal, accounting and professional fees.

2) Excluded strategic realignment amounts during the 26-week period ended August 3, 2019, related to our accelerated store closure plan and consists of professional fees, loss on fixed assets and impairment costs net of reductions in lease liabilities related to accelerated store closures.
End of Exhibit 99.1